Exhibit 10.4

(Multicurrency—Cross Border)

MASTER AGREEMENT

dated as of [            ]

[ ]	and	BANK OF AMERICA AUTO TRUST 20[ ]-[ ]

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1. Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)	Netting. If on any date amounts would otherwise be payable:—

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)	Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an lndemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

2	ISDA® 1992

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3. Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

3	ISDA® 1992

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4. Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

4	ISDA® 1992

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not

5	ISDA® 1992

dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:—

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

6	ISDA® 1992

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6. Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

7	ISDA® 1992

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event,

(iv) Right to Terminate. If:—

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (h), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation. the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

8	ISDA® 1992

(i) Events of Default. If the Early Termination Date results from an Event of Default:—

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties:—

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

9	ISDA® 1992

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7. Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

10	ISDA® 1992

9. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall he entered into as soon as practicable and may he executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10. Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11. Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

11	ISDA® 1992

12. Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

12	ISDA® 1992

14. Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement. “Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(h)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

13	ISDA® 1992

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

14	ISDA® 1992

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:—

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meanings specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

15	ISDA® 1992

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

[ ]		BANK OF AMERICA AUTO TRUST 20[ ]-[ ]

By: [ ], not in its individual capacity but solely as Owner Trustee

By:		By:
	Name:	Name:
	Title:	Title:

16	ISDA® 1992

SCHEDULE

to the

MASTER AGREEMENT

(Multicurrency-Cross Border)

dated as of [            ]

between

[            ]

a [            ]

(“Party A”)

and

BANK OF AMERICA AUTO TRUST 20[    ]-[    ]

a Delaware statutory trust

(“Party B”)

ISDA® 1992

Definitions

The 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”) are incorporated into this Agreement and shall form part of this Agreement. In the event of any inconsistency among or between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation and any relevant definitions incorporated into such Confirmation; (ii) this Schedule and any relevant definitions incorporated herein; and (iii) Sections 1 to 14 of this Agreement.

Capitalized terms used herein but not defined in this Agreement or the Definitions shall have the meanings specified in the Indenture dated as of [            ] between Party B, as the Issuer, and [                    ], as the Indenture Trustee, as such Indenture may be amended, modified or supplemented from time to time (the “Indenture”).

For the avoidance of doubt, references herein to a particular “Section” of this Agreement are references to the corresponding sections of the ISDA Master Agreement (Multicurrency—Cross Border) to which this Schedule is attached.

Part 1. Termination Provisions

In this Agreement:

(a) “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable

in relation to Party B for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable

(b) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c) Application of Events of Default. The provisions of Section 5(a) of this Agreement will apply to Party A and Party B as follows:

Section 5(a)	Party A	Party B
(i) “Failure to Pay or Deliver”	Applicable (except as provided below in Part 1(d)(ii)).	Applicable.
(ii) “Breach of Agreement”	Applicable.	Not Applicable.
(iii) “Credit Support Default”	Applicable (except as provided below in Part 1(d)(ii)).	Applicable (but only to the extent described below in Part 1(d)(i)).

2	ISDA® 1992

Section 5(a)	Party A	Party B
(iv) “Misrepresentation”	Applicable.	Not Applicable.
(v) “Default Under Specified Transaction”	Applicable.	Not Applicable.
(vi) “Cross-Default”	Applicable.	Not Applicable.
(vii) “Bankruptcy”	Applicable.	Applicable (but only to the extent described below in Part 1(f)).
(viii) “Merger Without Assumption”	Applicable.	Applicable.

(d) Modification of “Credit Support Default” Event of Default.

(i) Section 5(a)(iii)(1) will apply to Party B in respect of Party B’s obligations under Paragraphs 3(b) and 8(d) of that certain Credit Support Annex, dated as of the date hereof, attached hereto and made a part hereof between Party A and Party B (as from time to time amended, supplemented, replaced or modified, the “Credit Support Annex”).

(ii) Notwithstanding Sections 5(a)(i) and 5(a)(iii), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not be an Event of Default unless [(A)(i) a Moody’s Second Trigger Event has occurred and has continued for at least thirty (30) consecutive Local Business Days, (ii) Party A has failed to Transfer sufficient Eligible Credit Support to ensure that the Delivery Amount calculated pursuant to clause (2) of the definition of “Delivery Amount” in Paragraph 13 of the Credit Support Annex is zero (unless, in any such instance, the applicable Delivery Amount is less than the Minimum Transfer Amount) and (iii) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A][, or (B)(i) an S&P Substitution Event has occurred and continued for at least sixty (60) consecutive calendar days, (ii) Party A has failed to Transfer sufficient Eligible Credit Support to ensure that the amount calculated pursuant to clause (1) of the definition of “Delivery Amount” in Paragraph 13 of the Credit Support Annex is zero (unless, in any such instance, the applicable Delivery Amount is less than the Minimum Transfer Amount) and (iii) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A].1

(e) Modification of “Cross Default” Event of Default. With respect to Section 5(a)(vi):

“Specified Indebtedness” will have the meaning specified in Section 14, provided that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means, with respect to Party A, 3% of the Shareholders’ Equity of the applicable Relevant Entity, provided that if the Relevant Entity is Party A, then “Threshold Amount” means [ ]% of the Shareholders’ Equity of [Party A].

[1]	Note that requirements from other NRSROs may also be added. Note also that references to Moody’s and/or S&P may be deleted and replaced with any other NRSRO.

3	ISDA® 1992

“Shareholders’ Equity” means, with respect to an entity, at any time, (1) if the Relevant Entity is a national banking association, the “Total Equity Capital” of the Relevant Entity (as shown in the most recently filed FFIEC Consolidated Report of Condition for Insured Commercial and State-Chartered Savings Banks (“Call Report”) Schedule RC- Balance Sheet of such entity) or (2) for any other entity, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(f) Modification of “Bankruptcy” Event of Default. With respect to Party B only (and the related Confirmations only), clause (2) of Section 5(a)(vii) will be revised to provide in its entirety, “(2) is or becomes unable to pay any portion of the principal of or interest accruing (or scheduled to accrue) on the [Class A-4-B Notes] (as defined in the Indenture) or any payment obligation senior in right of payment to such principal or interest under the Indenture or fails or admits in writing its inability generally to make any such payment or pay any such obligation as it becomes due”; clause (7) of Section 5(a)(vii) will not apply to the extent that the secured party referred to therein is the Indenture Trustee or any successor thereto appointed pursuant to the Indenture; clause (9) of Section 5(a)(vii) will not be applicable as an Event of Default; clause (3) will not apply to Party B to the extent it refers to any assignment, arrangement or composition that is effected by or pursuant to the Transaction Documents; clause (4) will not apply to Party B to the extent that it refers to proceedings or petitions instituted or presented by Party A or any of its Affiliates; clause (6) will not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Transaction Documents or (ii) any appointment that Party B has not become subject to; and clause (8) will not apply to Party B to the extent that it applies to Section 5(a)(vii)(2), (3), (4), (6) and (7) except to the extent that such provisions are not disapplied with respect to Party B.

(g) Application of Termination Events. The provisions of Section 5(b) of this Agreement will apply to Party A and Party B as follows:

Section 5(b)	Party A	Party B
(i) “Illegality”	Applicable.	Applicable.
(ii) “Tax Event”	Applicable.	Applicable.
(iii) “Tax Event Upon Merger”	Applicable.	Applicable.
(iv) “Credit Event Upon Merger”	Not Applicable.	Not Applicable.

(h) Section 5(b)(ii) will apply, provided that the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)” shall be deleted.

(i) Notwithstanding Section 5(b)(iii), Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event Upon Merger in respect of which it is the Affected Party.

(j) Section 6(b)(ii) will apply, provided that the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” shall be deleted.

(k) The “Automatic Early Termination” provision of Section 6(a) will not apply to either Party A or to Party B.

4	ISDA® 1992

(l) Payments on Early Termination. For the purpose of Section 6(e) of this Agreement, Market Quotation will apply and the Second Method will apply; provided, however, if an Early Termination Date is designated in respect of (A) an Event of Default with respect to which Party A is a Defaulting Party or (B) an Additional Termination Event with respect to which Party A is the sole Affected Party, notwithstanding Section 6 of this Agreement, the following amendments to the Agreement set forth in paragraphs (i) to (vi) below shall apply:

(i) The definition of “Market Quotation” shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Eligible Replacement to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B. In determining whether or not a Firm Offer satisfies the conditions set forth in the immediately preceding sentence, Party B shall act in good faith and in a commercially reasonable manner.

(ii) The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B in good faith and in a commercially reasonable manner) equal to the Termination Currency Equivalent of the amount (whether positive or negative) of any Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions that is accepted by Party B so as to become legally binding, provided that:

(A) If, on or before the Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, (i) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number, and (ii) the lower of two Market Quotations expressed as negative numbers is the one with the larger absolute value); and

5	ISDA® 1992

(B) If, on the Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the Early Termination Date, and no Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

(iii) At any time on or before the Early Termination Date at which two or more Market Quotations remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, (i) a Market Quotation expressed as a negative number is lower than a Market Quotation expressed as a positive number, and (ii) the lower of two Market Quotations expressed as negative numbers is the one with the larger absolute value).

(iv) Party B will be deemed to have discharged its obligations to obtain Market Quotations above if it requests Party A to obtain Market Quotations, where such request is made in writing within two Local Business Days after the day on which the Early Termination Date is designated.

(v) If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Early Termination Date.

(vi) If the Settlement Amount is a negative number, Section 6(e)(i)(3) of this Agreement shall be deleted in its entirety and replaced with the following:

“Second Method and Market Quotation. If Second Method and Market Quotation apply, (1) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided that, (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) shall not be netted-off against any amount payable by Party B under (1).”

(m) “Termination Currency” means United States Dollars.

(n) Additional Termination Event will apply. Each of the following events shall constitute an Additional Termination Event hereunder:

(i) Amendment Without Consent. An amendment and/or supplement to any Transaction Document is made without the prior written consent of Party A if such consent is required under one or more of the Transaction Documents and such amendment and/or supplement would materially and adversely affect Party A. For purposes of Section 6 of this Agreement, Party B shall be the sole Affected Party with respect to the foregoing Additional Termination Event.

6	ISDA® 1992

(ii) Early Redemption. Any early redemption or in full prepayment of the Notes, acceleration of the Notes and/or liquidation of Collateral in accordance with the Indenture following an Event of Default thereunder, or upon the redemption or in full prepayment of the Notes for any other reason. For purposes of Section 6 of this Agreement, Party B shall be the sole Affected Party with respect to the foregoing Additional Termination Event, and the Early Termination Date shall occur not earlier than the third Local Business Day prior to the applicable redemption or in full prepayment date.

(iii) [S&P Collateralization Event. Following an S&P Collateralization Event, the Relevant Entity shall fail to take action that satisfies Part 5(l)(A) hereof (provided that the occurrence of any such Additional Termination Event shall have no effect on Party A’s duty to perform its obligations hereunder prior to actual termination of this Agreement), in which event Party A shall be the sole Affected Party.]

(iv) [S&P Substitution Event. Following an S&P Substitution Event, the Relevant Entity shall fail to take action that satisfies Part 5(l)(B) hereof within the time period specified in Part 5(l)(B) (provided that the occurrence of any such Additional Termination Event shall have no effect on Party A’s duty to perform its obligations hereunder prior to actual termination of this Agreement), in which event Party A shall be the sole Affected Party.]

(v) Credit Support Annex Obligation. Party A fails to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex [and either (x) the Moody’s Second Trigger Event has not occurred or (y) the Moody’s Second Trigger Event has occurred but has been continuing for less than 30 Local Business Days.] For purposes of Section 6 of this Agreement, Party A shall be the sole Affected Party.

(vi) [Moody’s Second Trigger Event. A Moody’s Second Trigger Event has occurred and has been continuing for at least 30 Local Business Days, and (i) at least one Eligible Replacement has made a Firm Offer to be the Transferee under Part 5(k)(ii) below (but only if such Firm Offer then remains capable of becoming legally binding upon acceptance) and/or (ii) at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as a Market Quotation (on the basis that paragraphs (i) and (ii) in Part 1(l) above apply) and that remains capable of becoming legally binding upon acceptance. For purposes of Section 6 of this Agreement, Party A shall be the sole Affected Party.]

(o) Party A shall be responsible for any costs reasonably incurred by Party B in connection with any assignment of this Agreement made by Party A by reason of [any S&P Collateralization Event, S&P Substitution Event, Moody’s First Trigger Event or Moody’s Second Trigger Event having occurred].

Part 2. Tax Representations.

(a) Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the

7	ISDA® 1992

satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Tax Representations. For the purposes of Section 3(f) of this Agreement, Party A and Party B make the following representations:

(A) The following representation applies to Party A: Party A is a [            ] organized under the laws of [            ]and its United States federal taxpayer identification number is [            ].

(B) The following representation applies to Party B: Party B is a disregarded entity the beneficial owner of which is a “U.S. person” (within the meaning of Section 1.1441-4(a)(3(ii) of the United States Treasury regulations) or a partnership that is a “U.S. person” (within the meaning of Section 1.1441-4(a)(3)(ii) of United States Treasury regulations) for United States federal income tax purposes and its United States federal taxpayer identification number is [            ].

Part 3. Agreement to Deliver Documents.

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents as applicable:

(a) Tax forms, documents or certificates to be delivered are:

Party B agrees to complete, execute, and deliver to Party A a complete, valid and accurate United States Internal Revenue Service Form W-9 , or any successor to such form, and any required attachments thereto (i) upon execution and delivery of this Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such form(s) previously provided by Party B has become obsolete or is incorrect.

(b) Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A/Party B	Credit Support Document, if any, specified in Part 4 hereof, such Credit Support Document being duly executed if required.	Upon execution and delivery of this Agreement.	Yes

Party A	Incumbency certificate or other documents evidencing the authority of the persons executing this Agreement and the related Confirmations on Party A’s behalf.	Upon execution and delivery of this Agreement.	Yes

Party B	Indenture Trustee’s Certificate provided by the Indenture Trustee setting forth the information specified in Section 7.4 of the Indenture, an electronic copy of such report to be made available by the Indenture Trustee on its website, [ ].	On each Payment Date (as defined in the Indenture).	Yes

8	ISDA® 1992

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

Party B	Each of (i) a copy of the Indenture and the other Transaction Documents, executed and delivered by the parties thereto and (ii) an incumbency certificate or other documents evidencing the authority of the persons executing this Agreement and the related Confirmations on Party B’s behalf.	Upon execution and delivery of this Agreement.	Yes

Party A/Party B	(i) In the case of Party A, an opinion of counsel to Party A (which may include in-house counsel), in form and substance reasonably satisfactory to Party B, and (ii) in the case of Party B, an opinion of counsel to Party B, in form and substance reasonably satisfactory to Party A.	Upon execution and delivery of this Agreement.	No

Party A/Party B	Certified copies of all corporate, partnership or membership authorizations, as the case may be, and any other documents with respect to the execution, delivery and performance of this Agreement and any Credit Support Document.	Upon execution and delivery of this Agreement.	Yes

Party A	Call Report of Party A.	[To be made available on http://www2.fdic.gov/Call_TFR_Rpts after the end of each fiscal quarter of Party A.]	Yes

Part 4. Miscellaneous.

(a) Addresses for Notices: For the purpose of Section 12(a) of this Agreement: Address for notices or communications to Party A:

Address for notice or communications to Party A:

9	ISDA® 1992

[ ]
[Address]
Attention:	[ ]
Telephone No.:	[ ]
Facsimile No.:	[ ]

with a copy to:

[ ]
[Address]
Attention:	[ ]
Facsimile No.:	[ ]

Address for financial statements to Party A:

[ ]
[Address]
Attention:	[ ]

Address for notices or communications to Party B (for all purposes):

[Address]
Attention:	[ ]
Facsimile No.:	[ ]
Telephone No.:	[ ]

with a copy to Standard & Poor’s:

Standard & Poor’s, A Division of The McGraw-Hill Companies, Inc.

55 Water Street, 41st Floor

New York, New York 10041

Facsimile No.: (212) 438-2655

Attention: Asset-Backed Surveillance Group

(b) Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not Applicable.

Party B appoints as its Process Agent: [            ], [Address].

(c) Offices. The provisions of Section 10(a) will apply to this Agreement.

(d) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

(i) Party A is a Multibranch Party and may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York, Boston, Massachusetts or London, England Office, or such other Office as may be agreed to by the parties in connection with a Transaction.

(ii) Party B is not a Multibranch Party.

(e) Calculation Agent. The Calculation Agent is Party A.

10	ISDA® 1992

(f) Credit Support Document. Details of any Credit Support Document:

Each of the following, as amended, extended, supplemented or otherwise modified in writing from time to time, is a “Credit Support Document”:

Party A: (i) The Credit Support Annex and (ii) any guarantee (including any Eligible Guarantee) of Party A’s obligations hereunder procured by Party A in compliance with this Agreement.

Party B: The Credit Support Annex.

Party B acknowledges and agrees that its obligations to Party A under this Agreement constitute secured obligations as part of a Grant of the Collateral under the Indenture.

(g) Credit Support Provider.

Credit Support Provider means in relation to Party A, the guarantor under any guarantee (including any Eligible Guarantee) of Party A’s obligations hereunder procured by Party A in compliance with this Agreement.

Credit Support Provider means in relation to Party B, Not Applicable.

(h) Governing Law. This Agreement and any and all controversies arising out of or in relation to this Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine other than Section 5-1401 (“Choice of law”) of the New York General Obligations Law).

(i) Netting of Payments. Subject to any particular Confirmation executed in connection with this Agreement, Section 2(c)(ii) of this Agreement will apply to all Transactions under the Agreement from the date hereof.

(j) “Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5. Other Provisions.

(a) Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions, as applicable,” immediately following the word “documents,”.

(b) Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:

“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”.

(c) Additional Representations. Section 3 is hereby amended by adding the following additional subsections:

“(g) Eligible Contract Participant. (a) It is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), (b) this Agreement and each Transaction is subject to individual negotiation by each party and (c) neither this Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA.

11	ISDA® 1992

(h) Line of Business. It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(i) No Agency. It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).”

In addition, the parties each represent that:

No Reliance. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that: (1) it is acting for its own account and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary; (2) it is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder; (3) no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder; and (4) it is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction; and (5) it is capable of assuming, and assumes, the financial and other risks of that Transaction.

In addition, Party B represents that (which representations will be deemed to be repeated at all times until the termination of this Agreement):

(A) The purchase, holding and transfer of an Investment Grade Note (or interest therein) will, throughout the term of this Agreement, be prohibited to any person who cannot make the following deemed representation: Either (i) such person is not (and will not be), and such person is not (and will not be) purchasing or holding such Note or any interest therein on behalf of, or with the assets of, any “employee benefit plan” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, any “plan” (as defined in section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)), which is subject to section 4975 of the Code, any entity whose underlying assets include “plan assets” by reason of such employee benefit plan’s or plan’s investment in the entity (each of the foregoing a “Benefit Plan”), or any governmental, non-U.S. or church plan that is subject to any federal, state or local law substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”) or (ii) such person’s purchase, holding and disposition of such Note or interest therein will not result in a nonexempt prohibited transaction under section 406 of ERISA or section 4975 of the Code or a nonexempt violation of any substantially similar applicable law.

12	ISDA® 1992

(B) The purchase, holding and transfer of a Non-Investment Grade Note (or interest therein) will, throughout the term of this Agreement, be prohibited to any person who cannot make the following deemed representation: (i) such person is not (and will not be) and is not (and will not be) acquiring or holding such Note (or any interest therein) on behalf of or with the assets of any Benefit plan and (ii) either (a) such person is not (and will not be) acquiring or holding such Note (or any interest therein) on behalf of or with the assets of a governmental plan, non-U.S. plan, or church plan that are subject to any Similar Law or (b) the acquisition, holding and disposition of such Note or any interest therein will not give rise to a non-exempt violation of any Similar Law.

(d) Method of Notice. Section 12(a)(ii) of this Agreement is deleted in its entirety.

(e) Set-off.

(i) All payments under this Agreement shall be made without set-off or counterclaim, except as expressly provided for in Section 2(c), Section 6 (subject to Part 5(e)(ii) below) or Paragraph 8 of the Credit Support Annex.

(ii) Section 6(e) shall be amended by the deletion of the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(f) Consent to Recording. The parties agree that each party may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement. Each party agrees to obtain any necessary consent of, and give any necessary notice of such recording, to, its relevant personnel.

(g) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h) Additional Acknowledgments and Agreements of the Parties.

(i) No Amendment without Prior Confirmation by Rating Agencies. Section 9(b) of this Agreement is hereby amended by adding the following immediately before the period at the end thereof: “, and unless each Rating Agency confirms in writing that such amendment will not cause the reduction, suspension or withdrawal of the then-current rating of any of the Notes, unless such amendment clarifies any term or provision, corrects any inconsistency, cures any ambiguity, or corrects any typographical error in this Agreement (in which case written copies of such proposed amendment will be provided to the Rating Agencies prior to the effectiveness of such amendment)”.

(ii) Consent by Party A to Amendments to Certain Documents. Before any amendment or supplement is made to the Indenture and/or any other Transaction Document that would materially and adversely affect any of Party A’s rights or obligations under this Agreement, the Indenture or such Transaction Document, or materially and adversely impair the ability of Party B to fully perform any of Party B’s obligations under this Agreement, the Indenture or such Transaction Document, Party B shall (x) provide Party A with a copy of the proposed amendment or supplement and shall obtain the written consent of Party A (which consent shall not be unreasonably withheld) to such amendment or supplement prior to its adoption, (y) obtain Rating Agency Confirmation (if otherwise required under the Indenture or other applicable Transaction Document), and (z) if applicable, provide to Party A a copy of each

13	ISDA® 1992

such Rating Agency Confirmation promptly after receipt thereof from the relevant Rating Agency. For the avoidance of doubt, any Transaction Document may be amended, supplemented or otherwise modified in accordance with the terms thereof without the consent of Party A to cure any typographical error or ambiguity, provided that such actions shall not adversely affect in any respects the interests of Party A.

(i) Notices to Noteholders. Party B shall provide Party A with copies of all notices and reports given to the holders of the Notes, and upon request, shall provide Party A with any other notices or reports which could be requested by the holders of any Notes.

(j) Incorporation by Reference of Terms of Indenture. The covenants, terms and provisions of the Indenture, including all representations and warranties of Party B contained in the Indenture, as in effect as of the date of this Agreement, are hereby incorporated by reference in, and made part of, this Agreement to the same extent as if such covenants, terms, and provisions were set forth in full herein. Party A hereby consents to the provisions of the Indenture applicable to it as if Party A were a party thereto, and Party B hereby agrees that Party A shall be entitled to the benefits of the Indenture to the extent set forth therein as if Party A were a party thereto.

(k) Transfers.

(i) Except as provided in Section 6(b)(ii) and Part 5(k)(ii) below, and except for transfers authorized by Section 7(b), Party A may not transfer (whether by way of security or otherwise) any interest or obligation in or under this Agreement without the prior written consent of Party B. Party A shall provide prior written notice to each Rating Agency of any transfer made by it pursuant to Section 6(b)(ii) or Section 7(b).

(ii) Subject to giving prior written notification to Party B [and Moody’s and receipt of Rating Agency Confirmation from S&P], Party A may (at its own expense) transfer its rights and obligations with respect to this Agreement to any other entity (a “Transferee”) that is an Eligible Replacement, provided that (A) the Transferee contracts with Party B on terms that (I) are identical to the terms of this Agreement in respect of any obligation (whether absolute or contingent) to make payment or delivery after the effective date of such transfer; and (II) insofar as they do not relate to payment or delivery obligations, are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer and (B) [unless such transfer is effected at a time when an S&P Collateralization Event, an S&P Substitution Event or a Moody’s First Trigger Event has occurred and is continuing, Party B has determined that the condition in sub-paragraph (A)(II) above is satisfied].

(iii) In making any determination for the purpose of sub-paragraph (ii)(B) above, Party B shall act in a commercially reasonable manner.

(iv) If an entity has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with clause (ii) above, Party B shall (at Party A’s expense) at Party A’s written request, take any reasonable steps required to be taken by it to effect such transfer.

(v) Following a transfer in accordance with Part 5(k)(ii), all references to Party A shall be deemed to be references to the Transferee.

14	ISDA® 1992

(l) Downgrades of Party A.

(A) [S&P Collateralization Events. If an S&P Collateralization Event occurs with respect to each Relevant Entity, Party A shall at its sole expense post Eligible Collateral for the benefit of Party B in the amount, at the times and on the terms then applicable under the Credit Support Annex. At any time following an S&P Collateralization Event, if Party A elects, Party A may assign its rights and obligations under all Transactions to an Eligible Replacement in accordance with Part 5(k)(ii) above; provided that (A) no termination payments or other settlement amounts are payable by Party B to either Party A or the Transferee at the time of or as a result of such assignment by Party A and (B) any termination payments or other settlement amounts are to be settled directly between Party A and the Transferee. Alternatively, Party A may elect to obtain for the benefit of Party B an Eligible Guarantee of all of Party A’s obligations under this Agreement; provided that the guarantor must satisfy the Hedge Counterparty Ratings Requirement. Upon the successful consummation of any assignment to a Transferee or the delivery of an Eligible Guarantee as contemplated in this Part 5(l)(A), any obligation of Party A to post and maintain collateral under the Credit Support Annex in respect of such S&P Collateralization Event shall terminate and (except to the extent that Party A then remains obligated to post collateral under the Credit Support Annex other than in respect of such S&P Collateralization Event) Party B shall release its security interest in, and return to Party A, any then-posted collateral (it being understood that until such time, if any, as Party A completes the assignment of its rights and obligations hereunder to an Eligible Replacement or procures an Eligible Guarantee of such obligations, Party A shall remain obligated to post Eligible Collateral in respect of such S&P Collateralization Event to the extent, at the times and on the terms required by the Credit Support Annex).]

(B) [S&P Substitution Events. If an S&P Substitution Event occurs with respect to each Relevant Entity, Party A shall at its sole expense (a) not later than the tenth Local Business Day after the occurrence of such S&P Substitution Event, post Eligible Collateral for the benefit of Party B in the amount and on the terms then applicable under the Credit Support Annex, and (b) use commercially reasonable efforts to, within 60 calendar days of the occurrence of such S&P Substitution Event, either (1) assign its rights and obligations under all Transactions to an Eligible Replacement in accordance with Part 5(k)(ii) above, provided that (A) no termination payments or other settlement amounts are payable by Party B to either Party A or the Transferee at the time of or as a result of such assignment by Party A and (B) any termination payments or other settlement amounts are to be settled directly between Party A and the Transferee; or (2) procure an Eligible Guarantee of Party A’s obligations hereunder by a guarantor that satisfies the Hedge Counterparty Ratings Requirement. Upon the successful consummation of any assignment to a Transferee or the delivery of any Eligible Guarantee as contemplated in this Part 5(l)(B), any obligation of Party A to post and maintain collateral under the Credit Support Annex in respect of such S&P Substitution Event shall terminate and (except to the extent that Party A then remains obligated to post collateral under the Credit Support Annex other than in respect of such S&P Substitution Event) Party B shall release its security interest in, and return to Party A, any then-posted collateral.]

(C) [Moody’s Second Trigger Events. If a Moody’s Second Trigger Event has occurred and is continuing, Party A shall at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, either (x) procure an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement from a guarantor that has the Moody’s Required Hedge Ratings, or (y) effect a transfer of its rights and obligations under this Agreement to an Eligible Replacement in accordance with Part 5(k)(ii) above.]

15	ISDA® 1992

(m) USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(n) Non-Petition. Party A agrees that it will not, prior to at least one year and one day (or if longer, the applicable preference period then in effect plus one day) following the payment in full of all the Notes issued pursuant to the Indenture and the expiration of all applicable preference periods under the laws of the United States relating to any such payment, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any governmental authority for the purpose of commencing or sustaining a case (whether voluntary or involuntary) against Party B under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Party B or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Party B; provided that this provision shall not restrict or prohibit Party A from joining any other person, including, without limitation, the Indenture Trustee, or from asserting or exercising its rights, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings commenced by any Person, other than Party A or its affiliates, or other analogous proceedings already commenced under any applicable law. This Part 5(n) shall survive any termination of this Agreement.

(o) Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from the Collateral (as such term is defined in the Indenture), subject to and in accordance with the terms of the Indenture, and, following realization of the Collateral, any claims of Party A against Party B shall be extinguished and shall not thereafter revive. None of the directors, shareholders, officers or administrators of Party B shall be liable for any amount due from Party B under this Agreement. It is understood that the foregoing provisions shall not (i) prevent recourse to the Collateral for the sums due or to become due to Party A under this Agreement (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Collateral has been realized and the proceeds applied in accordance with the Indenture, whereupon any outstanding obligation of Party B under this Agreement shall be extinguished and shall not thereafter revive. Notwithstanding the foregoing (or anything to the contrary in this Agreement), Party B shall be liable for its own fraud, willful misconduct and bad faith. This Part 5(o) shall survive any termination of this Agreement.

(p) Jurisdiction. Section 13(b) of this Agreement is hereby amended by: (i) deleting the word “non-” in the second line of subparagraph (i) thereof; and (ii) adding the words “except as necessary to pursue enforcement of the judgment of any such court in other jurisdictions” to the last line of subparagraph (i) thereof immediately prior to “; and”.

(q) Delivery of Confirmations. For each Transaction entered into hereunder, Party A shall promptly send to Party B a Confirmation (which may be via facsimile transmission). Party B agrees to respond to such Confirmation within two Local Business Days, either confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party A to send a Confirmation or of Party B to respond within such period shall not affect the validity or enforceability of such Transaction. Absent manifest error, there shall be a presumption that the terms contained in such Confirmation are the terms of the Transaction.

16	ISDA® 1992

(r) Certain Definitions.

“Eligible Guarantee” means an unconditional and irrevocable guarantee that is satisfactory to [S&P (as evidenced by receipt of Rating Agency Confirmation from S&P)] and is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to withholding for Tax and such opinion has been disclosed to [Moody’s], (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to withholding for Tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required, or (C) in the event that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity that could lawfully perform the obligations owing to Party B under this Agreement (i) that (A) has the [Moody’s Required Hedge Ratings] and (B) satisfies the Hedge Counterparty Ratings Requirement, or (ii) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee provided by a guarantor that (A) has the [Moody’s Required Hedge Ratings] and (B) satisfies the Hedge Counterparty Ratings Requirement.

“Financial Institution” means any bank, broker-dealer, insurance company, derivative products company or structured investment vehicle; provided that if any transferee of Party A’s obligations hereunder is an unrated subsidiary of a rated bank, broker-dealer or insurance company[, which subsidiary is deemed by S&P (as evidenced by receipt of Rating Agency Confirmation from S&P) to be core or strategically important to the business of such rated bank, broker-dealer or insurance company, then, notwithstanding any provision of this Agreement to the contrary, the group parent of such transferee shall be deemed to be a “Relevant Entity” for purposes of the definitions of “Hedge Counterparty Ratings Requirement”, “S&P Collateralization Event” and “S&P Substitution Event”.]

“Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

“Hedge Counterparty Ratings Requirement” is satisfied by a Relevant Entity (i) if such entity is not a Financial Institution, it has a short-term rating from [S&P of at least “A-1” or, if such entity does not have a short-term rating from S&P, a long-term rating from S&P of at least “A+”] or (ii) if such entity is a Financial Institution, it has a short-term rating from [S&P of at least “A-2” (or, if such entity does not have a short-term rating from S&P, a long-term rating from S&P of at least “BBB+”) (it being understood that any Relevant Entity that is a Financial Institution, and whose short-term rating from S&P is “A-2” or, if it does not have a short-term rating from S&P, whose long-term rating from S&P is “BBB+”, “A-” or “A”, shall be deemed to be subject to an S&P Collateralization Event)].

17	ISDA® 1992

[”Moody’s First Trigger Event” means, at any time when Notes are outstanding and rated by Moody’s but a Moody’s Second Trigger Event has not occurred, that no Relevant Entity satisfies the Moody’s First Trigger Required Ratings.]

[”Moody’s First Trigger Required Ratings” are satisfied by an entity (x) where such entity is the subject of a Moody’s Short-Term Rating, if such rating is “Prime-1” and its long-term, unsecured and unsubordinated debt obligations are rated “A2” or above by Moody’s, and (y) where such entity is not the subject of a Moody’s Short-Term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A1” or above by Moody’s.]

[”Moody’s Required Hedge Ratings” means the Moody’s First Trigger Required Ratings or the Moody’s Second Trigger Required Ratings.]

[”Moody’s Second Trigger Event” means, at any time when Notes are outstanding and rated by Moody’s, that no Relevant Entity satisfies the Moody’s Second Trigger Required Ratings.]

[”Moody’s Second Trigger Required Ratings” are satisfied by the entity (x) where such entity is the subject of a Moody’s Short-Term Rating, if such rating is “Prime-2” or above and its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s, and (y) where such entity is not the subject of a Moody’s Short-Term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s.]

[”Moody’s Short-Term Rating” means a rating assigned by Moody’s under its short-term rating scale in respect of an entity’s short-term, unsecured and unsubordinated debt obligations.]

“Rating Agency Confirmation” means with respect to any specified action or determination, receipt by Party B of written confirmation from each Rating Agency, for so long as any Notes are outstanding and rated by either Rating Agency, that such specified action or determination will not cause such Rating Agency to reduce or withdraw its rating of any such Notes.

“Relevant Entity” or “Relevant Entities” means, at any time, Party A and (if applicable) any guarantor under an Eligible Guarantee in respect of all of Party A’s then-existing and future obligations under this Agreement.

[An “S&P Collateralization Event” is deemed to occur with respect to a Relevant Entity if (i) no S&P Substitution Event has occurred with respect to each Relevant Entity, (ii) such Relevant Entity is a Financial Institution, (iii) any of the Notes are Outstanding and rated by S&P, and (iv) the short-term rating of such Relevant Entity from S&P is below “A-1” or, if such Relevant Entity does not have a short-term rating from S&P, the long-term rating of such Relevant Entity from S&P is below “A+”.]

[An “S&P Substitution Event” is deemed to occur if, at any time in respect of a Relevant Entity when any of the Notes are Outstanding and rated by S&P, the short-term rating of such Relevant Entity from S&P is withdrawn, suspended or downgraded below “A-1” (if such Relevant Entity is not a Financial Institution) or below “A-2” (if such Relevant Entity is a Financial Institution) or, if no such short-term rating exists, if the

18	ISDA® 1992

long-term rating of such Relevant Entity from S&P is withdrawn, suspended or downgraded below “A+” (if such Relevant Entity is not a Financial Institution) or below “BBB+” (if such Relevant Entity is a Financial Institution).]

“Transaction Documents” shall have the meaning assigned to such term in the Indenture, and shall in each case include the Indenture, the Notes, the Note Depository Agreement, the Sale Agreement, the Servicing Agreement, the Receivables Servicing Agreement, the Purchase Agreement[s], [the Interim Purchase Agreement[s]], the Interest Rate Swap Agreement and the Trust Agreement, as each may be amended or modified from time to time, and any security agreement, account control agreement or other agreement assigning, granting or perfecting an interest in Collateral for the benefit of Party A and/or the Indenture Trustee for the benefit of the Noteholders and Party A under the Indenture.

(s) Safe Harbors. Each party to this Agreement acknowledges that:

(i)	This Agreement, including any Credit Support Document, is a “master netting agreement” and a “swap agreement” as defined in the U.S. Bankruptcy Code, as amended (the “Code”), a “netting contract” as defined in Section 402 of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (“FDICIA”), and a “swap agreement” as defined in Section 11(e)(8)(D) of the Federal Deposit Insurance Act, as amended (“FDIA”);

(ii)	Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant” and a “swap participant” as defined in the Code, and a “financial institution” as defined in Section 402 of FDICIA;

(iii)	The rights provided to Party A herein, and in any Credit Support Document, are rights protected by Section 560, Section 561, Sections 362(b)(17) and (27), and Section 362(o) of the Code, Sections 403 through 405 of FDICIA and Section 11(e)(8)(A) of FDIA;

(iv)	All transfers of cash, securities or other property under or in connection with this Agreement, any Credit Support Document or any Transaction hereunder are transfers protected by Sections 546(e), (f), (g) and (j) of the Code, Section 11(e)(8)(C) of FDIA, and Sections 403(f) and 404(h) of FDICIA; and

(v)	All obligations under or in connection with this Agreement, any Credit Support Document or any Transaction hereunder represent obligations in respect of “termination values”, “payment amounts” or “transfer obligations” within the meaning of the Code and FDIA.

(t) Tax. Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, in relation to payments by Party A, any Tax shall be an Indemnifiable Tax and, in relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

(u) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, this Agreement shall not be amended, no Early Termination Date shall be effectively designated by Party B, and no transfer of any rights or obligations under this Agreement shall be made, unless [Moody’s and S&P] have been given prior written notice of such amendment, designation or transfer.

19	ISDA® 1992

(v) Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with, any such Section) shall be so held to be invalid or unenforceable.

(w) Acknowledgement of Assignment. Party A hereby acknowledges and consents to Party B’s assignment to the Indenture Trustee, for the benefit of the Indenture Trustee for the benefit of the Noteholders and Party A under the Indenture, of Party B’s rights hereunder, including the right to enforce Party A’s obligations hereunder.

(x) Limitation of Liability for Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by [            ], not individually or personally but solely as Owner Trustee of Bank of America Auto Trust 20[    ]-[    ], in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by [            ] but is made and intended for the purpose of binding only the trust estate pursuant to the Trust Agreement, (c) nothing herein contained shall be construed as creating any liability on [            ], individually or personally, to perform any covenant either express or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall [            ] be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or the other related documents.

[Signature Page Follows]

20	ISDA® 1992

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date hereof.

[ ]	BANK OF AMERICA AUTO TRUST 20[ ]-[ ] By: [ ], not in its individual capacity but solely as Owner Trustee
Name:	Name:
Title:	Title:

21	ISDA® 1992